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                                                                    EXHIBIT 11.1

                           CD&L, INC. AND SUBSIDIARIES
                              NET INCOME PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                        (in thousands, except share data)

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SHARES CONSIDERED:                                                          2005               2004                2003
                                                                     ---------------    ---------------     --------------
Weighted average portion of shares outstanding at
    December 31, 2002                                                     7,658,660          7,658,660           7,658,660

Weighted average portion of 1,697,651 common shares issued
   in connection with the Company's 2004 rights offering                  1,697,651             78,424                  --

Weighted average portion of 656,168 common shares issued in
   connection with the conversion of the Exeter Series B
   Convertible notes                                                        109,661                 --                  --
                                                                     ---------------    ---------------     --------------
           Basic weighted average shares outstanding                      9,465,972          7,737,084           7,658,660

Incremental shares assumed issued in connection with:
    Stock options and warrants outstanding                                1,064,919            829,152             515,419
    Convertible preferred stock                                           3,937,010          2,952,758                  --
    Convertible notes -- Series A                                         3,937,008          1,968,504                  --
    Convertible notes -- Series B                                         1,642,203            984,252                  --
    Convertible Seller Note                                                  35,724             41,148                  --
                                                                     ---------------    ---------------     --------------
           Diluted weighted average shares outstanding                   20,082,836         14,512,898           8,174,079
                                                                     ===============    ===============     ==============
Net income, as reported                                                      $2,507             $1,583              $1,683
Effect of dilutive securities:
   Interest on subordinated convertible debentures                              471                257                  --
   Interest on seller-financed convertible notes                                 12                 11                  --
                                                                     ---------------    ---------------     --------------
Net income, as adjusted for the effect of dilutive securities                $2,990             $1,851              $1,683
                                                                     ===============    ===============     ==============
Basic net income per share:
Net income per share                                                           $.26               $.20                $.22
                                                                     ===============    ===============     ==============
Diluted net income per share:
Net income per share                                                           $.15               $.13                $.21
                                                                     ===============    ===============     ==============

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The following potentially dilutive common shares were excluded from the computation of diluted net income per share because the exercise or conversion price was greater than the average market price of common shares --

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


                                                                          2005               2004               2003
                                                                     ---------------    ---------------     --------------
Stock options and warrants                                                1,430,197          1,774,572          1,863,668
Convertible preferred stock                                                      --            984,252                 --
Convertible notes -- Series A                                                    --            492,126                 --
Convertible notes -- Series B                                                    --            135,728                 --
Seller-financed convertible notes                                           135,349             33,516            352,905
                                                                     ===============    ===============     ==============
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